Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

[FOR EXECUTIVES OTHER THAN CEO/CFO]

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of                     , 2005, (the “Effective Date”), by and between                                                       (“Executive”) and WatchGuard Technologies, Inc., a Delaware corporation, (the “Company”).

As of the Effective Date, Executive will continue to serve as an employee of the Company in the position of                          with appropriate authority and responsibilities for such role. As                         , Executive shall continue to report directly to the Company’s                         . Executive’s office will continue to be located in the Seattle, Washington area and Executive’s duties shall primarily be performed there. Executive will continue to earn an annual base salary of $                 (subject to adjustment in accordance with the Company’s policy), which shall cover all hours worked, payable in the time and manner that salary is paid by the Company to employees generally, and subject to required tax withholding. Executive will continue to be eligible to receive a bonus (if any) in accordance with the Company’s policy.

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Cause. “Cause” has the same meaning as in the Plan.

(b) Corporate Transaction. “Corporate Transaction” has the same meaning as in the Plan.

(c) Good Reason. “Good Reason” means: (i) a reduction in Executive’s annual base salary, (ii) the Successor Corporation’s requiring Executive (without Executive’s consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation’s business that is not materially greater than such travel requirements prior to the Corporate Transaction, (iii) the Successor Corporation’s failure to (x) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which Executive was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (y) provide Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction (or as in effect following the Corporate Transaction, if greater), (iv) any material breach by the Successor Corporation of its obligations to Executive under the Plan or any substantially equivalent plan of the Successor Corporation, and/or (v) any purported termination of Executive’s employment or service for Cause by the Company that does not comply with the terms of the Plan.

(d) Plan. “Plan” means the Company’s Amended and Restated 1996 Stock Incentive Compensation Plan.

(e) Successor Corporation. “Successor Corporation” has the same meaning as in the Plan.

(f) Total Disability. “Total Disability” shall be deemed to occur on the ninetieth (90th) consecutive or non-consecutive calendar day within any twelve (12) month period that Executive is unable to perform his/her duties because of any mental or physical impairment of Executive which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Executive to be unable, in the opinion of the Company, to perform his/her other duties for the Company and to be engaged in any substantial gainful activity.

2. Severance Payment.

(a) Executive shall be entitled to receive a severance payment from the Company (the “Severance Payment”) if within the first eighteen (18) month period after the occurrence of a Corporate Transaction, either:

(i)	Executive resigns his employment for Good Reason within sixty (60) days after Executive becomes aware of the occurrence of an event specified in Section 1(c); or

(ii)	The Company terminates Executive’s employment for any reason other than Cause, death or Total Disability.

For all purposes under this Agreement, the amount of the Severance Payment shall be equal to one times Executive’s annual base salary as in effect on the date of termination of Executive’s employment. The Severance Payment shall be paid to Executive in a single cash lump sum payment not later than seven (7) business days following the date that the conditions in Section 2(c) with respect to the release of claims are satisfied.

The Severance Payment shall be in lieu of any other post-termination of employment payments or benefits.

(b) Mitigation. Except as may be expressly provided elsewhere in this Agreement, Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that Executive may receive from any other source. Notwithstanding the foregoing, to the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, not referenced herein, the Severance Payment due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

(c) Conditions. All payments and benefits provided under this Section 2 are conditioned on Executive’s continuing compliance with this Agreement and the Company’s policies and Executive’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment. No Severance Payment shall be provided to Executive unless and until such release of claims and covenant not to sue is effective.

3. Tax Effect of Payments.

(a) Excise Taxes. In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above.

(b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Company most recently prior to the Corporate Transaction (the “Auditors”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of Executive’s termination date, if applicable, or such earlier time as is requested by the Company. If the Auditors determine no Excise Tax is due, then the Auditors shall furnish Executive with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return. Any determination by the Auditors shall be binding upon the Company and Executive, absent manifest error. The Company shall pay the fees and costs of the Auditors which are incurred in connection with this Section 3.

4. Successors.

(a) Company’s Successors. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. To the extent that any other agreement between Executive and the Company is inconsistent with this Agreement or conflicts with this Agreement, then the terms of this Agreement shall control.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington without regard to the conflicts of laws principles thereof.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Seattle, Washington in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid as determined by the arbitrator.

(h) No Assignment. The rights of Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (h) shall be void.

(i) Nondisclosure. Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, Executive agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”). Executive also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to Executive’s family members or personal advisors who shall also agree to maintain confidentiality of the Agreement Information.

(j) Notice of Employment. During Executive’s employment and for twelve months after Executive’s termination of employment, Executive will promptly notify the Company in writing if Executive becomes (or agrees to become) an employee or director of any other employer. Such notice shall include the name and contact information of the other employer and the date of commencement of employment or service as a director.

6. Term of Agreement. This Agreement shall continue in effect until the Company shall have given Executive three (3) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of three (3) years after a Corporate Transaction, if such Corporate Transaction shall have occurred during the term of this Agreement. Except as provided in the next paragraph, this Agreement shall terminate if Executive’s employment is terminated prior to a Corporate Transaction.

This Agreement shall remain effective if, in connection with an impending Corporate Transaction that is actually consummated, the Company terminates Executive’s employment for any reason other than Cause, death or Total Disability or Executive resigns for Good Reason. The Company’s Board of Directors shall determine in good faith whether such a termination or resignation is occurring in connection with an impending Corporate Transaction. However, such a termination or resignation shall in any event be deemed to be in connection with an impending Corporate Transaction if such termination or resignation (i) is required by the merger agreement or other instrument relating to such Corporate Transaction or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Corporate Transaction.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

WATCHGUARD TECHNOLOGIES, INC.:

By:
As Its:

5